UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Sypris Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2008 Annual Meeting

and

Proxy Statement

SYPRIS SOLUTIONS, INC.

101 Bullitt Lane, Suite 450

Louisville, Kentucky 40222

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. EDT
Tuesday, April 22, 2008

PLACE	Lower Level Seminar Room
101 Bullitt Lane, Louisville, Kentucky 40222

ITEMS OF BUSINESS	(1) To elect three Class III members of the Board of Directors, whose terms are described in the Proxy Statement.
(2) To transact such other business as may properly come before the meeting and any adjournment thereof.

RECORD DATE	Holders of record of Sypris Common Stock at the close of business on March 5, 2008 are entitled to vote at the meeting.

ANNUAL REPORT	The Company’s 2007 Annual Report, which is not a part of the proxy soliciting materials, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the Annual Meeting.

John R. McGeeney

General Counsel and Secretary

March 20, 2008

Sypris Solutions, Inc. 101 Bullitt Lane, Suite 450 Louisville, KY 40222

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Sypris Solutions, Inc. of proxies to be voted at our 2008 Annual Meeting of Stockholders and at any postponement or adjournment thereof. In this Proxy Statement, we refer to Sypris Solutions, Inc. as “Sypris,” “Sypris Solutions,” “we,” “our” or “the Company.”

You are cordially invited to attend the Annual Meeting on April 22, 2008, beginning at 10:00 a.m. EDT. The Annual Meeting will be held at 101 Bullitt Lane, Lower Level Seminar Room, Louisville, Kentucky 40222.

We are first mailing this Proxy Statement and accompanying forms of proxy and voting instructions on or about March 20, 2008, to holders of our Common Stock at the close of business on March 5, 2008, the Record Date for the Annual Meeting.

Proxies and Voting Procedures

Your vote is important. Because many stockholders cannot attend the Annual Meeting in person, a large number of stockholders can be represented only by proxy. Most stockholders have a choice of voting over the Internet, using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. Please be aware that if you vote over the Internet, you might incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. EDT on April 21, 2008.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the Annual Meeting.

In order to vote over the Internet or via telephone, stockholders must have their voting form in hand and call the number or go to the website identified on the enclosed form and follow the instructions to vote on the Internet or via telephone.

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote in person at the Annual Meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

Stockholders Entitled to Vote

Stockholders of Sypris Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly brought before the meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

On the Record Date, March 5, 2008, there were 19,347,675 shares of Sypris Common Stock outstanding. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting at the Company’s offices at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, between the hours of 8:30 a.m. and 5:30 p.m. local time.

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to constitute a quorum at the meeting for the election of directors. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Gill Family

As of the Record Date, the Gill family beneficially owned an aggregate of 8,626,040 shares or 44.3% of the Company’s outstanding Common Stock. For further information on ownership of Common Stock by the Gill family, see Stock Ownership of Certain Beneficial Owners.

Multiple Stockholders Sharing the Same Address

In accordance with a notice sent to eligible stockholders who share a single address by one or more banks, brokers or nominees with accountholders who are Sypris stockholders, those stockholders will receive only one Annual Report and Proxy Statement at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate Annual Report or Proxy Statement in the future, he or she may contact the bank, broker or nominee directly or contact Sypris at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 or at 502-329-2000. If you own your shares through a bank, broker or other nominee, and you are receiving multiple copies of our Annual Report and Proxy Statement, you can request householding by contacting the bank, broker or nominee.

Cost of Proxy Solicitation

Sypris will pay the cost of soliciting proxies. Sypris may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company, without additional compensation, in person or by telephone, facsimile or other electronic means.

GOVERNANCE OF THE COMPANY

Board of Directors

Our Board of Directors has adopted the Sypris Solutions, Inc. Guidelines on Corporate Governance (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for the Company’s corporate governance initiatives and cover topics including, but not limited to, Board of Director and Committee composition and operation, director compensation and stock ownership requirements, and director tenure. The Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines on a regular basis, and reporting any recommended changes to the Board of Directors. A current copy of the Guidelines is available on the Company’s website at www.sypris.com.

During 2007, the Board of Directors held six meetings, and the Committees held twelve meetings. All directors attended at least 75% of the Board meetings and meetings of Committees of which they are members. Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Stockholders, more than a majority of the directors have attended all Annual Meetings. Seven of eight directors attended the 2007 Annual Meeting.

Independence

The Board of Directors has determined that John F. Brinkley, William G. Ferko, William L. Healey, Sidney R. Petersen and Robert Sroka are “independent directors,” as such term is defined in NASD Rule 4200(a)(15).

In December 2007, the Board of Directors appointed John F. Brinkley to serve a one-year term as Lead Independent Director. In this capacity, Mr. Brinkley has frequent contact with our management, consulting with our executive officers and others on a broad range of matters. Mr. Brinkley, as Lead Independent Director, presides over periodic independent sessions of the Board of Directors in which only independent directors participate. Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the independent directors as a group may do so by writing Lead Independent Director, Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

Communications with Stockholders

Our Board of Directors welcomes communications from our stockholders. Stockholders may send communications to the Board of Directors, or to any director in particular, c/o Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222. Any correspondence addressed to the Board of Directors, or to any director in particular, in care of the Company, is forwarded by us to the addressee, without review by management.

Committees of the Board of Directors

During 2007, the Board of Directors had four ongoing Committees: the Audit and Finance Committee, the Compensation Committee, the Executive Committee and the Nominating and Governance Committee.

The current members of the Audit and Finance Committee are Sidney R. Petersen (Chairman), William G. Ferko and Robert Sroka. During 2007, the Audit and Finance Committee met four times.

The current members of the Compensation Committee are Robert Sroka (Chairman), John F. Brinkley and William L. Healey. During 2007, the Compensation Committee met six times.

The current members of the Executive Committee are Robert E. Gill (Chairman), Jeffrey T. Gill, R. Scott Gill and Sidney R. Petersen. During 2007, the Executive Committee held no meetings and took no actions via unanimous written consent.

The current members of the Nominating and Governance Committee are William G. Ferko (Chairman), John F. Brinkley and William L. Healey. During 2007, the Nominating and Governance Committee met two times.

Audit and Finance Committee

The Audit and Finance Committee currently consists of three directors, each of whom satisfies the independence requirements set forth in NASD Rule 4200(a)(15) and Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934, as amended. In addition, the Audit and Finance Committee, composed of the directors named in the preceding section, satisfies the requirements of NASD Rule 4350(d)(2). The Board of Directors has also determined that Sidney R. Petersen and William G. Ferko qualify as “financial experts” for purposes of Item 407(d) of Regulation S-K. The functions of the Audit and Finance Committee are described below under the heading Audit and Finance Committee Report. The Audit and Finance Committee operates pursuant to a formal written charter that sets out the functions that this Committee is to perform. The Audit and Finance Committee reviews and reassesses the adequacy of the Audit and Finance Committee Charter on an annual basis. The Audit and Finance Committee Charter is available on the Company’s website at www.sypris.com.

Compensation Committee

The Compensation Committee currently consists of three directors, each of whom meets the NASD standard for independence set forth in NASD Rule 4200(a)(15). The functions of the Compensation Committee include administering management incentive compensation plans, establishing the compensation of officers and reviewing the compensation of directors. The Compensation Committee operates pursuant to a formal written charter that sets out the functions that this Committee is to perform. The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter on an annual basis. A current copy of the Compensation Committee Charter is available on the Company’s website at www.sypris.com.

Executive Committee

The Executive Committee currently consists of four directors. The functions of the Executive Committee include exercising the duties of the full Board of Directors when and if necessary between regular meetings of the Board of Directors. The Executive Committee possesses all of the power of the full Board of Directors, except for certain powers under Delaware law which can only be exercised by the full Board. The Executive Committee operates pursuant to a formal written charter setting out the functions that this Committee is to perform. A current copy of the Executive Committee Charter is available on the Company’s website at www.sypris.com.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of three directors, each of whom satisfies the independence requirements set forth in NASD Rule 4200(a)(15). The functions of the Nominating and Governance Committee include recommending nominees to the Board of Directors for election as directors of the Company, and evaluating the performance and effectiveness of the Board of Directors, including a periodic assessment of the effectiveness of each of the directors. The Nominating and Governance Committee also makes recommendations to the Board of Directors from time to time as to matters of corporate governance.

The Nominating and Governance Committee employs an independent director profile to assess candidates for inclusion in the Company’s recommended slate of independent director nominees. The Nominating and Governance Committee takes a number of attributes into account during the nomination process, including an individual’s demonstrated leadership, maturity and public company experience. The Nominating and Governance Committee also places a value on building a diversity of viewpoints on the Board. In addition, the Nominating and Governance Committee will consider an individual’s integrity and commitment, as well as the candidate’s experience in our core market industries, certain targeted knowledge areas, complex multi-industry and/or technological areas and manufacturing or service operations.

All nominees for election at this Annual Meeting of Stockholders were previously elected by stockholders. To date, the Nominating and Governance Committee has not engaged third parties to identify or evaluate potential director candidates. Currently, the Company’s policy is not to seek or accept director nominations recommended by security holders (other than those directors who are also security holders, acting in their capacity as directors), and has not received any such nominations by any non-director security holders to date. In light of the Company’s current size, market position and historically low rates of director turnover, the policy of the Committee has been to develop and maintain contacts with potential candidates for future membership on the Board, primarily through the business relationships of the Company’s current and former officers and directors.

The Nominating and Governance Committee operates pursuant to a formal written charter that sets out the functions that this Committee is to perform. The Nominating and Governance Committee reviews and reassesses the adequacy of the Nominating and Governance Committee Charter on an annual basis. A current copy of the Nominating and Governance Committee Charter is available on the Company’s website at www.sypris.com.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed of Robert Sroka (Chairman), John F. Brinkley, and William L. Healey. We are unaware of any relationships during 2007 among our officers and directors which would require disclosure under this caption.

Certain Employees

Occasionally, we may have employees who are related to our executive officers. We compensate these individuals consistently with our policies that apply to all employees. During 2007, Kevin H. Kramer, son of John M. Kramer (a named former executive officer in this Proxy Statement) was employed by a subsidiary of the Company at an estimated annual compensation of $155,448.

Code of Business Conduct

We have a corporate responsibility and compliance program which includes a written code of business conduct. We require all employees, including all officers and senior level executives, to adhere to our code of business conduct in addressing the legal and ethical issues encountered in conducting their work. The code of business conduct requires each of our employees to avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest, fair and ethical manner and otherwise act with integrity. Our employees are required to certify that they have received a copy of the code of business conduct and have been provided with training on the code of business conduct and their related legal obligations. Employees are required to report any conduct they believe to be an actual or apparent violation of the code of business conduct or other Company policies and procedures. The code of business conduct details the procedures for confidential and anonymous reporting by employees and emphasizes our policy of non-retaliation. Our code of business conduct can be found on our corporate website at www.sypris.com. The information on our website is not part of this Proxy Statement and is not soliciting material.

Transactions with Related Persons

The Company’s code of business conduct requires all directors, executive officers and other employees of the Company to disclose and seek prior approval of any related party transaction. The Company’s directors, including the Chief Executive Officer and President, must report any potential conflict of interest to the Audit Committee, in accordance with the Audit Committee Charter. The other executive officers must report any potential conflict of interest to the Chief Executive Officer and President. In addition, the Company requires each director and executive officer to disclose any transactions involving related parties, or other potential conflicts of interest, in an annual written questionnaire. For 2007, no related party transactions (as defined in Item 404(a) of Regulation S-K) were reported or otherwise discovered by the Company, except as otherwise noted in this Proxy Statement.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP has served as the Company’s independent public accountants and auditors since and including the fiscal year ended December 31, 1989. Although the Audit and Finance Committee has not yet completed its process for selecting the independent public accountant and auditor for the Company with respect to its 2008 financial statements, the Audit and Finance Committee has approved the interim engagement of Ernst & Young LLP to perform audit and audit-related services with respect to 2008. The Audit and Finance Committee’s selection process includes consideration of the following factors: continuity of experience with the Company’s business, internal controls and technical accounting experience; independence; history of and reputation for thoroughness, accuracy, excellence and integrity; and reasonableness of fees. The Audit and Finance Committee has approved the fees described below for 2007. The Audit and Finance Committee believes that the fees paid for non-audit services are compatible with the independence of Ernst & Young LLP.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement, if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Fees Billed by Ernst & Young LLP

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and 2006 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Years Ended December 31,
	2007	2006(4)
Audit Fees (1)	$839,385	$906,733
Audit-Related Fees (2)	2,650	5,125
Tax Fees (3)	173,004	205,800
All Other Fees	—	—

Total	$1,015,039	$1,117,658

(1)	Audit Fees include fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q, consultation regarding accounting and reporting matters related to the audit, review of documents filed with the SEC and an attestation report on the Company’s internal control over financial reporting for 2007 and 2006.

(2)	Audit-Related Fees principally included technical research tools and assistance in assessing the impact of proposed standards, rules or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies.

(3)	Tax Fees consist of tax return preparation fees, tax services other than those directly related to the audit of the income tax accrual, review of state and local income tax planning opportunities, foreign tax research and an international transfer pricing study.

(4)	Fees reported for 2006 include payments made in 2007 for fees incurred for 2006 and may not match those fees reported in the Company’s 2007 Proxy Statement.

Policy on Audit and Finance Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit and Finance Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants and auditors, either by a quorum of the Committee at any meeting or by the Committee’s authorized delegate for approvals between meetings, all of which are reported to the Committee at its next meeting. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent public accountants and auditors and management are required to periodically report to the full Audit and Finance Committee regarding the extent of services provided by the independent public accountants and auditors in accordance with this pre-approval, and the fees for the services performed to date. None of the services provided by the independent public accountants and auditors under the categories Audit-Related, Tax and All Other Fees described above were approved by the Audit and Finance Committee pursuant to the waiver of pre-approval provisions set forth in Rule 2-01(c) of Regulation S-X.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit and Finance Committee discussed these matters with the Company’s independent public accountants and auditors and with appropriate Company financial personnel. The Audit and Finance Committee also discussed with the Company’s senior management and independent public accountants and auditors the processes used to support the certifications by the Company’s chief executive officer and chief financial officer, which are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit and Finance Committee met privately with both the independent public accountants and auditors and Company financial personnel, each of whom has unrestricted access to the Audit and Finance Committee. The Audit and Finance Committee appointed Ernst & Young LLP as the independent public accountants and auditors for the Company in 2007 after reviewing the firm’s performance and independence from management, among other factors.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. Ernst & Young LLP, the Company’s independent public accountants and auditors, is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements in accordance with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for performing an audit of the Company’s internal controls over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board and expressing an opinion that the Company maintained effective internal control over financial reporting based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). The Audit and Finance Committee is responsible for monitoring and overseeing these processes.

The Audit and Finance Committee reviewed with management and Ernst & Young LLP the Company’s draft of Form 10-K for 2007, including the Company’s audited financial statements and met separately with both management and Ernst & Young LLP to discuss and review those materials prior to issuance and filing with the Securities and Exchange Commission. Management has represented, and Ernst & Young LLP has confirmed, to the Audit and Finance Committee that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit and Finance Committee received from and discussed with Ernst & Young LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. Ernst & Young LLP has confirmed by letter that, in its professional judgment, it is independent of the Company. The Audit Committee is not aware of any issues which could impair the independence of Ernst & Young LLP.

The Audit and Finance Committee also discussed with Ernst & Young LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. These items relate to the scope and results of their audit of the Company’s financial statements.

The Audit and Finance Committee discussed with management and Ernst & Young LLP the quality and adequacy of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit and Finance Committee specifically addressed with management and Ernst & Young LLP, management’s annual report regarding the effectiveness of the Company’s system of internal controls over financial reporting, management’s ongoing responsibilities for establishing and maintaining an adequate system, management’s evaluation of any significant deficiencies or material weaknesses in that system, management’s process for evaluating the effectiveness of such internal controls and the framework that was used to evaluate the effectiveness of the system. Management has represented, and Ernst & Young LLP has confirmed, to the Audit and Finance Committee that based on the COSO criteria, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007.

The Audit and Finance Committee reviewed with Ernst & Young LLP and pre-approved their proposed audit plans, audit scope, identification of audit risks and fees, either by vote of the Committee or by approval of the Committee’s authorized delegate acting between meetings. The Audit and Finance Committee also reviewed and pre-approved all non-audit services performed by Ernst & Young LLP and discussed with the independent public accountants and auditors their independence.

In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors (and the Board of Directors has approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Sidney R. Petersen (Chairman)

William G. Ferko

Robert Sroka

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with terms that expire at successive annual meetings. Three Class III directors will be elected at the Annual Meeting to serve for a three-year term expiring at our annual meeting in 2011 or until their successors have been elected and qualified, or until the earliest of their death, resignation or retirement. We expect each nominee for election as a director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominees and for such substitute nominee as may be selected by the Board of Directors. The persons named as proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the proxies for the election of the nominees named below. The persons named as proxies may not vote for a greater number of persons than the number of nominees named below.

The Board of Directors has nominated William G. Ferko, Jeffrey T. Gill and Sidney R. Petersen to be elected at the Annual Meeting as Class III directors whose terms will expire in 2011.

Set forth below are the principal occupation and certain other information regarding the nominees and the other directors whose terms of office will continue after the Annual Meeting.

Vote Required and Recommendation of the Board of Directors

Nominees receiving the greatest number of votes duly cast for the election of directors will be elected. Abstentions and broker “non-votes” are not counted as votes cast for purposes of, and therefore will have no impact as to, the election of directors. The Board of Directors recommends a vote FOR the election of the above-named nominees as Class III directors.

CLASS III DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2011

William G. Ferko Age 53	William G. Ferko has served as a director of Sypris since January 2005. Mr. Ferko serves as Chief Financial Officer for Philips BU Professional Luminaires North America, a manufacturer of lighting fixtures and controls, since January 2008. From 1998 through January 2008, he served as Vice President and Chief Financial Officer of Genlyte Group Incorporated, the predecessor to Philips BU Professional Luminaires North America. Prior to 1998, he served in several finance positions for Tenneco Inc. and its automotive and packaging divisions and as Chief Financial Officer for Monroe Auto Equipment Company and Goss Graphic Systems. Mr. Ferko is Chairman of the Nominating and Governance Committee and is a member of the Audit and Finance Committee.

Jeffrey T. Gill Age 52	Jeffrey T. Gill has served as President and Chief Executive Officer of Sypris and its predecessor since 1992, and as Executive Vice President of its predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. A director of Sypris and its predecessor since 1983, Mr. Gill is a member of the Executive Committee. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill.

Sidney R. Petersen Age 77	Sidney R. Petersen has served as a director of Sypris since 1997 and of Sypris Electronics from 1994 until its merger with Sypris in 1998. Mr. Petersen retired as Chairman of the Board and Chief Executive Officer of Getty Oil in 1984, where he served in a variety of increasingly responsible management positions since 1955. He is Chairman of the Audit and Finance Committee and a member of the Executive Committee.

CLASS I DIRECTORS WHOSE TERMS WILL EXPIRE IN 2009

John F. Brinkley Age 70	John F. Brinkley has served as a director of Sypris since April 2005. Mr. Brinkley retired as General Manager, North American Automotive Operations Export Sales for Ford Motor Company in 1995 after a 33 year career with Ford. He also served in a variety of responsible management positions with Ford in Europe, including Vice President of Marketing, Director of Southern Europe Sales Operations and Director of Truck Operations. Mr. Brinkley is a member of the Compensation Committee and the Nominating and Governance Committee.

Robert E. Gill Age 82	Robert E. Gill has served as Chairman of the Board of Sypris and its predecessor since 1983, and as President and Chief Executive Officer of its predecessor from 1983 to 1992. Prior to 1983, Mr. Gill served in a number of senior executive positions, including Chairman, President and Chief Executive Officer of Armor Elevator Company, Vice President of A. O. Smith Corporation and President and Chief Executive Officer of Elevator Electric Company. Mr. Gill holds a BS degree in Electrical Engineering from the University of Washington and an MBA from the University of California at Berkeley. He is Chairman of the Executive Committee. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill.

William L. Healey Age 63	William L. Healey has served as a director of Sypris since 1997. Mr. Healey currently serves as a private investor and business consultant. From 2002 to 2005, he served as President and Chief Executive Officer of Cal Quality Electronics, an electronics manufacturing company. Mr. Healey served as a private investor and consultant from 1999 to 2002. He served as Chairman of the Board of Smartflex Systems, an electronics manufacturing company, from 1996 to 1999 and as its President and Chief Executive Officer from 1989 to 1999. Prior to 1989, Mr. Healey served in a number of senior executive positions with Silicon Systems, including Senior Vice President of Operations. Mr. Healey also serves as a director of Microsemi Corporation and Pro-Dex Inc. Mr. Healey is a member of the Nominating and Governance Committee and the Compensation Committee.

CLASS II DIRECTORS WHOSE TERMS WILL EXPIRE IN 2010

R. Scott Gill Age 49	R. Scott Gill has served as a director of Sypris and its predecessor since 1983. Mr. Gill has served as Managing Broker for Baird & Warner, a residential real estate brokerage firm, since June 2007. From June 2005 to June 2007, he served as a Managing Member of Astor & Longwood, LLC, a real estate development and investment company. Mr. Gill served as a Managing Broker with Coldwell Banker Residential Brokerage from 2003 to 2005 and as a Managing Broker and Associate with Koenig & Strey GMAC Real Estate, a residential real estate firm from 1999 to 2003. Mr. Gill served as Senior Vice President and Secretary of Sypris from 1997 to 1998, and as Vice President and Secretary of its predecessor from 1983 to 1998. Mr. Gill is a member of the Executive Committee. R. Scott Gill is the son of Robert E. Gill and the brother of Jeffrey T. Gill.

Robert Sroka Age 58	Robert Sroka has served as a director of Sypris since 1997. Mr. Sroka has served as Managing Director of Corporate Solutions Group, an investment banking firm, since December 2003. From 1998 to 2005, he served as Managing Partner of Lighthouse Partners, a private investment and business consulting company. Mr. Sroka served as Managing Director of Investment Banking-Mergers and Acquisitions for J.P. Morgan from 1994 to 1998. Prior to 1994, Mr. Sroka served in a variety of senior executive positions with J.P. Morgan, including Vice President-Investment Banking and Vice President-Corporate Finance. He is Chairman of the Compensation Committee and a member of the Audit and Finance Committee. Mr. Sroka also serves as a director of North American Insurance Leaders, Inc. and North Shore Acquisition Corp.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the beneficial ownership of our Common Stock as of March 5, 2008 for (a) each director and nominee for director of the Company; (b) each person who is known by us to own 5% or more of our Common Stock; (c) the persons who in 2007 served as the President and Chief Executive Officer of the Company and the Vice President and Chief Financial Officer; (d) the three other most highly compensated executive officers and the former executive officer named in the Summary Compensation Table; and (e) the directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to such securities.

	Shares Beneficially Owned Common Stock
	Number	Percent
Robert E. Gill (1) 253 Canton Avenue East Winter Park, Florida 32789	3,275,666	16.9%

Virginia G. Gill (2) 253 Canton Avenue East Winter Park, Florida 32789	3,275,666	16.9%

Jeffrey T. Gill (3) 101 Bullitt Lane, Suite 450 Louisville, Kentucky 40222	6,203,699	32.0%

R. Scott Gill (4) 161 East Chicago Avenue Chicago, Illinois 60611	5,696,007	29.3%

GFP I, LP (5) 1220 North Market Street, Suite 606 Wilmington, Delaware 19801	3,274,666	16.9%

Gill Family Capital Management, Inc. (6) 101 Bullitt Lane, Suite 450 Louisville, Kentucky 40222	3,274,666	16.9%

John F. Brinkley (7)	34,941	*
William G. Ferko (8)	31,112	*
William L. Healey (9)	55,219	*
Sidney R. Petersen (10)	93,671	*
Robert Sroka (11)	147,447	*
T. Scott Hatton (12)	125,669	*
John R. McGeeney (13)	147,935	*
Richard L. Davis (14)	247,389	1.3%
G. Darrell Robertson (15)	102,797	*
John M. Kramer (16)	59,245	*
Current directors and executive officers as a group (15 persons) (17)	10,025,478	50.0%

Dimensional Fund Advisors Inc. (18)	1,610,658	8.44%
Wellington Management Company, LLP (19)	1,469,944	7.70%
Needham Investment Management, LLC (20)	1,085,115	5.7%

*	less than 1%.
(1)

Includes 500 shares beneficially owned by Virginia G. Gill, his wife. Robert E. Gill shares voting and investment power with his spouse with respect to these shares. Also includes 3,274,666 shares of the

Common Stock of the Company owned by GFP I, LP, a Delaware limited partnership, of which Robert E. Gill is a limited partner holding a 41.88% ownership interest and of which Virginia G. Gill is a limited partner holding a 42.77% ownership interest. On the basis of certain provisions of the limited partnership agreement of GFP I, LP (the “Partnership Agreement”), Robert E. Gill and Virginia G. Gill may be deemed to beneficially own shares of Common Stock that are attributable to such limited partnership interests. Mr. Gill is also a director and executive officer of the Company.

(2)	Includes 500 shares beneficially owned by Robert E. Gill, her spouse. Virginia G. Gill shares voting and investment power with her spouse with respect to these shares. Also includes 3,274,666 shares held by GFP I, LP. See footnote (1) above for certain information concerning GFP I, LP.

(3)	Includes 41,685 shares issuable under currently exercisable stock options and 23,975 shares owned by Patricia G. Gill, his wife. Jeffrey T. Gill shares voting and investment power with his spouse with respect to these shares. Also includes 3,274,666 shares held by GFP I, LP, of which Jeffrey T. Gill is a limited partner holding a 1.33% ownership interest, of which Patricia G. Gill is a limited partner holding a 1.33% ownership interest, and of which trusts for the benefit of Jeffrey T. Gill’s children, of which Jeffrey T. Gill is trustee, are limited partners holding an aggregate of 7.65% ownership interest. Gill Family Capital Management, Inc., a Kentucky corporation (the “General Partner”), is the general partner of GFP I, LP, with a 0.96% ownership interest in GFP I, LP. Jeffrey T. Gill is the Co-President and Treasurer of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of Jeffrey T. Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, Jeffrey T. Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director and executive officer of the Company and was a named officer during 2007.

(4)	Includes 68,636 shares issuable under currently exercisable stock options. Includes 3,274,666 shares owned by GFP I, LP, of which R. Scott Gill is a limited partner holding a 4.08% ownership interest. R. Scott Gill is the Co-President and Secretary of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of R. Scott Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, R. Scott Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director of the Company.

(5)	Voting and investment power is exercised through the General Partner. See footnotes (3) and (4).

(6)	In its capacity as General Partner. See footnotes (3) and (4).

(7)	Includes 17,743 shares issuable under currently exercisable stock options and 17,198 shares held by a family trust of which Mr. Brinkley is a trustee. Mr. Brinkley shares voting and investment power with respect to the shares held by the family trust.

(8)	Includes 4,478 shares issuable under currently exercisable stock options.

(9)	Includes 40,282 shares issuable under currently exercisable stock options, and 14,937 shares held by a family trust of which Mr. Healey is a co-trustee. Mr. Healey shares voting and investment power with respect to the shares held by the family trust.

(10)	Includes 38,491 shares issuable under currently exercisable stock options, and 55,180 shares held by a family trust of which Mr. Petersen is a trustee. Mr. Petersen shares voting and investment power with respect to the shares held by the family trust.

(11)	Includes 139,994 shares issuable under currently exercisable stock options.

(12)	Mr. Hatton was a named executive officer during 2007.

(13)	Includes 55,814 shares issuable under currently exercisable stock options. Mr. McGeeney was a named executive officer during 2007.

(14)	Includes 116,300 shares issuable under currently exercisable stock options. Mr. Davis was a named executive officer during 2007.

(15)	Includes 36,400 shares issuable under currently exercisable stock options. Mr. Robertson was a named executive officer during 2007.

(16)	Mr. Kramer was a former executive officer who retired in July of 2007; all reported shares are restricted stock awards, which continue to vest under the terms of the 2004 Sypris Equity Plan.

(17)	This total does not include shares beneficially owned by Mr. Kramer.

(18)

Based on a Schedule 13G filed February 6, 2008 with the SEC by Dimensional Fund Advisors Inc. and dated December 31, 2007. According to the filing, Dimensional Fund Advisors Inc. (“Dimensional”), in its role as an investment advisor or manager, possesses voting and investment power over these shares that are owned by advisory clients of Dimensional. Dimensional disclaims beneficial ownership of these shares. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(19)	Based on a Schedule 13G filed February 14, 2007 with the SEC by Wellington Management Company, LLP and dated December 31, 2006. According to the filing, Wellington Management Company, LLP (“Wellington”), in its capacity as investment advisor may be deemed to beneficially own shares held of record by clients of Wellington Management Company, LLP. Wellington reports shared voting power with respect to 1,107,021 of the shares and shared dispositive power with respect to 1,469,944 of the shares. Wellington’s address is 75 State Street, Boston, MA 02109.

(20)	Based on a Schedule 13G filed December 10, 2007 with the SEC by Needham Investment Management, LLC and dated November 29, 2007. According to the filing, Needham Investment Management, LLC (“Needham”) in its role as an investment advisor, possesses shared voting power with respect to 1,085,115 of the shares and shared dispositive power with respect to 1,085,115 of the shares. The address of Needham is 445 Park Avenue, New York, New York, 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of Sypris Common Stock to file reports of holdings and transactions in Sypris stock with the Securities and Exchange Commission. Based on our information, we believe that all Section 16(a) Securities and Exchange Commission filing requirements applicable to our directors, officers and other beneficial owners for 2007 were timely met.

EXECUTIVE OFFICERS

Executive officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below are the ages, positions and certain other information regarding the executive officers of the Company.

Robert E. Gill Age 82	Robert E. Gill has served as Chairman of the Board of Sypris and its predecessor since 1983, and as President and Chief Executive Officer of its predecessor from 1983 to 1992. Prior to 1983, Mr. Gill served in a number of senior executive positions, including Chairman, President and Chief Executive Officer of Armor Elevator Company, Vice President of A. O. Smith Corporation and President and Chief Executive Officer of Elevator Electric Company. Mr. Gill holds a BS degree in Electrical Engineering from the University of Washington and an MBA from the University of California at Berkeley. He is Chairman of the Executive Committee. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill.

Jeffrey T. Gill Age 52	Jeffrey T. Gill has served as President and Chief Executive Officer of Sypris and its predecessor since 1992, and as Executive Vice President of its predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. A director of Sypris and its predecessor since 1983, Mr. Gill is a member of the Executive Committee. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill.

Sergio L. M. de Carvalho Age 51	Sergio L. M. De Carvalho has served as Vice President of Sypris and President of Sypris Technologies since June 2007. From 1975 to 2007, Mr. Carvalho served in a variety of senior management positions with ArvinMeritor and its predecessors, including most recently as Vice President and General Manager of its Bus and Coach, Government, Specialty, Ride Control, Suspension, Trailer and Brake businesses. During his long tenure with ArvinMeritor, he held several leadership management positions in both the United States and in Brazil and also served as a board member for numerous ArvinMeritor international businesses. Mr. Carvalho holds a Bachelor’s Degree in Physics from the University de Sao Paulo, Brazil and is fluent in Portuguese, English and Spanish.

Kathy Smith Boyd Age 54	Kathy Smith Boyd has served as a Vice President of Sypris, as President and Chief Executive Officer of its subsidiary, Sypris Test & Measurement, from 2003 to April 2005 and as President of Sypris Test & Measurement from April 2005 to the present. Ms. Boyd served as Corporate Vice President for Global Services and Solutions for Acterna, a communications test and measurement company, from 2000 to 2002, as Vice President and General Manager of the North American Consulting Business of Hewlett Packard from 1998 to 2000, and in a variety of management positions with Hewlett Packard from 1985 to 1998. Ms. Boyd holds a BA degree in History and Psychology from Moravian College.

G. Darrell Robertson Age 65	G. Darrell Robertson has served as a Vice President of Sypris, as President and Chief Executive Officer of its subsidiary, Sypris Data Systems, from 2000 to April 2005 and as President of Sypris Data Systems from April 2005 to the present. Mr. Robertson served as an Executive Consultant for Atlantic Management Associates and as Managing Partner for TMT Acquisition, both small business consulting firms, from 1998 to 2000, as President of Aydin Telemetry from 1997 to 1998, and as Vice President of Controlotron Corporation from 1994 to 1996. Prior to 1994, Mr. Robertson served in a number of senior executive positions with Republic Electronics Corporation and Aeroflex Laboratories. Mr. Robertson holds BS and MS degrees in Electrical Engineering from Purdue University.

T. Scott Hatton Age 41	T. Scott Hatton has served as Vice President and Chief Financial Officer of Sypris since July 2005. From 2003 to July 2005, Mr. Hatton served as Vice President and Chief Financial Officer for Honeywell Automation & Control Solutions, a strategic business group of Honeywell. From 2002 to 2003, he served as Vice President and Chief Financial Officer for the Transportation Systems of Honeywell. From 1988 to 2002, Mr. Hatton served in a number of progressively responsible executive positions with the General Electric Company, including most recently as Chief Financial Officer of the Global Noryl business unit of GE Plastics and as Chief Financial Officer for GE Superabrasives. Mr. Hatton is a graduate of the GE Financial Management Program and holds a Bachelor’s Degree in Business Administration from the University of Kentucky.

Richard L. Davis Age 54	Richard L. Davis has served as Senior Vice President of Sypris since 1997, as Secretary from 1998 to 2003 and as Vice President and Chief Financial Officer of its predecessor from 1985 to 1997. Prior to 1985, Mr. Davis served in a number of management positions with Armor Elevator and Coopers and Lybrand. Mr. Davis holds a BS degree in Business Administration from Indiana University and an MBA from the University of Louisville. He is a certified public accountant in the state of Kentucky.

John R. McGeeney Age 51	John R. McGeeney has served as General Counsel and Secretary of Sypris since June 2003. Mr. McGeeney was Of Counsel to Middleton and Reutlinger, a law firm, in 2003, and served as General Counsel for Inviva, Inc., an insurance holding company, from 2000 to 2002. Mr. McGeeney also served in several senior leadership positions, including General Counsel and Secretary, with ARM Financial Group, a financial services company, from 1994 to 1999, and as Counsel and Assistant General Counsel for Capital Holding Corporation, a financial services company, from 1988 to 1994. Mr. McGeeney holds a BA degree from Amherst College and a JD degree from the University of Notre Dame Law School.

Anthony C. Allen Age 49	Anthony C. Allen has served as Vice President, Treasurer and Assistant Secretary of Sypris since December 2004 and as Vice President of Finance and Information Systems and Assistant Secretary of Sypris from 2003 to December 2004. Mr. Allen served as Vice President, Controller and Assistant Secretary of Sypris from 1997 to 2003. He served as Vice President of Finance of Sypris’ predecessor from 1994 to 1998 and as Vice President and Controller from 1987 to 1994. Prior to 1987, Mr. Allen served in a variety of management positions with Armor Elevator. Mr. Allen holds a Bachelors degree in Business Administration from Eastern Kentucky University and an MBA from Bellarmine University. He is a certified public accountant in the state of Kentucky.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee (“Committee”) has responsibility for reviewing, establishing and monitoring the Company’s compensation philosophy and practice. The Company’s goal is that the total compensation paid to executive officers will be competitive with the compensation provided to other executives with comparable levels of responsibility and will include meaningful incentives to maximize long-term shareholder value while achieving the Company’s short-term objectives. A detailed description of the Committee’s structure, roles and responsibilities can be found in the section entitled “Governance of the Company.” The Committee’s responsibilities are further defined in its charter which is available through our website at www.sypris.com.

Throughout this Proxy Statement, the individuals included in the Summary Compensation Table are referred to as the “named executive officers.”

The Committee has recently completed a comprehensive review of the Company’s compensation strategies and programs which, for 2007, has resulted in a greater emphasis on performance-based restricted stock, a reduced utilization of stock options, and a greater focus on the Company’s performance over the next three to five years.

Philosophy & Analysis

The Committee strives to offer compensation programs that will attract, motivate and retain highly talented individuals who can produce outstanding products and services for its customers, and whose performance is critical to the long-term success of the Company. The Committee believes that if compensation programs are designed to reward the achievement of identified annual, long-term and strategic goals, the Company will be more likely to accomplish those goals.

Specifically, the objectives of the Committee’s programs are to:

•	Offer a total compensation program that is competitive with overall compensation levels and practices of a broad range of companies with which the Company competes for talent;

•	Tie significant portions of executive compensation to the Company’s near term financial objectives as well as each executive’s individual contributions toward those objectives;

•	Align the interests of the Company’s executives with the long-term interests of its stockholders; and

•	Provide incentives that promote executive retention.

To accomplish these objectives, the Company has relied primarily on the collective experience and the informed judgments of its Compensation Committee. In forming those judgments, the Committee considers a number of proprietary compensation databases derived from broad-based surveys—including those offered by Mercer, Inc. and Hewitt Associates, Inc. (the “Survey Data”) to assess competitive levels of base salary, cash bonuses and the structures and amounts of equity compensation. While the Company has not adopted any fixed ratios among these three elements of executive compensation, the key factors used by the Committee to quantify these elements have included: the Survey Data; each executive’s relative performance; and the value of incentives tied to the Company’s long-term and short-term financial goals.

The Committee also believes that the Company’s executive compensation should reinforce the Company’s efforts to create a unified, high quality, manufacturing and service culture across a combination of diverse businesses. For example, the Company has recruited operational expertise ranging from the manufacturing of automotive components, aerospace and defense electronics and oil and gas pipeline closures, to the calibration, testing and performance screening of electronic equipment and components. In this context, the Committee seeks to design and implement compensation programs that will help integrate the Company’s potentially divergent business cultures into a single operating style that our customers can recognize as a compelling solution to their outsourcing needs. Beginning in 2007, the Committee has substituted a combination of retention-based and performance-based restricted stock for the traditional stock option component of its annual equity grants to executive officers. These grants of restricted stock carry immediate voting rights and dividend payments, while conveying a stronger sense of intrinsic ownership value than an equivalent grant of stock options, especially under volatile stock market conditions. The Committee believes that restricted stock is both more cost-effective as a compensation tool and helps to create a stronger, more unified, team culture of management ownership.

Decision Making and Independence

The Committee, composed solely of “independent” directors in accordance with NASDAQ Stock Market Rules, approves and recommends to the full Board all compensation decisions regarding the Company’s directors and executive officers, including all of the named executive officers. The Committee generally approves equity awards for the Company’s other employees and non-equity compensation for the Company’s other officers. However, the Committee has delegated to the Company’s Chief Executive Officer the discretion to award to non-executive employees in any one calendar year, up to 100,000 stock options in the aggregate, with a maximum award of 10,000 options to any individual, and in addition, beginning in 2008 and until further amended by the Compensation Committee, up to 35,000 shares of restricted stock in the aggregate, with a maximum award of 3,500 shares to any individual. At least annually, the Committee reviews and considers relevant competitive survey data provided by third party compensation professionals in addition to the observations and recommendations of the Company’s executive management and human resources team. However, the Committee retains full discretion to modify any compensation recommendations by such third parties or the management team.

In 2007, the Company engaged Mercer Human Resource Consulting, Inc., a leading, global human resources consulting firm, to assist the Committee in reviewing total compensation for the Company’s named executive officers and other key employees. Mercer provided the Committee with relevant market data, including the Survey Data, and alternatives to consider when making compensation decisions regarding the Chief Executive Officer and the Company’s other executives. During 2007, the Company’s full Board of Directors also requested, and received, direct access to Mercer’s lead executive compensation consultant for the purpose of reviewing trends and making inquiries. In 2007 the Company also engaged Mercer to provide consulting services including an executive compensation review and a presentation of executive compensation trends and developments to the Company’s Board of Directors for separate compensation of $50,000. Given the scope of the other services provided and the fees earned by Mercer, the Committee believes that the ability of Mercer to provide an independent perspective to the Compensation Committee has not been impaired. The Compensation Committee has direct access to Mercer, and reviews various issues relating to executive compensation in executive session with Mercer, without management in attendance, on an “as needed” basis.

Elements of 2007 Executive Compensation

Due to the Company’s rapid growth in cyclical niche markets, with a high concentration of financially challenged customers, the Company has reexamined its annual allocations between short-term, cash compensation and long-term, non-cash incentive awards, on a more frequent basis as needed to respond to rapidly changing circumstances. The Committee reviews information provided by compensation consultants, monitors the development of the emerging obstacles and market opportunities facing the Company, and evaluates the specific accomplishments of the Company’s key employees in response to those changing market conditions to determine the appropriate level and mix of incentive compensation.

For 2007, the principal elements of executive compensation for the named executive officers were base salary, retention-based and performance-based incentive cash compensation, long-term stock-based incentives consisting of retention-based and performance-based restricted shares, certain perquisites and other incidental personal benefits, all of which were reviewed in comparison to the Survey Data.

In addition, the Company offered all of its employees who owned certain “underwater,” vested stock options, the right to exchange those options for an equivalent fair value (calculated in accordance with Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”) of either new, vested four-year stock options with an exercise price of $7.90 per share or the equivalent fair value of new, vested shares of common stock.

Base Salary and Hiring Bonuses

The Committee periodically reviews the base salaries of the President and Chief Executive Officer, the other named executive officers and other executive officers. In addition to reviewing survey data, peer group analyses, and the analyses and recommendations of consultants, salaries are reviewed in light of recent or proposed promotions or other significant changes in responsibilities. In each case, the Committee considers the executive’s past results, future potential, scope of responsibilities and experience, as well as competitive salary practices. The salary for the President and Chief Executive Officer was reviewed by the Committee in 2007 and a salary increase was recommended to reflect target levels between the 50th and 75th market percentiles of the Survey Data; however, the President and Chief Executive Officer elected to forgo any salary increase in 2007. Salaries for the other named executive officers and other executives were also reviewed in 2007 and adjusted to reflect target levels between the 50th and 75th market percentiles of the Survey Data, subject to certain other factors considered by the Committee in their discretion including seniority with the Company, temporary increases or decreases in scale of responsibilities, regional cost of living factors and the degree to which the Survey Data corresponded to the specific job responsibilities of each executive.

The Committee believes that such targets, when combined with substantial opportunities for equity ownership, will attract, retain and motivate a cohesive team of highly talented executives with strong entrepreneurial capabilities who place a high value on the execution of the Company’s long-term goals. The Committee also reviews the unique circumstances involved in the recruitment of the Company’s executive officers and will approve the payment of hiring bonuses if, in the Committee’s judgment, such payments are necessary to successfully recruit such executives. In 2007, one named executive officer, T. Scott Hatton, received one installment payment totaling $50,000, which was approved in 2005 at the time that this executive officer was hired as part of his hiring bonus.

Retention-Based Incentive Compensation

In January of 2007, special awards totaling $569,000 in cash and 258,000 restricted stock grants were awarded to 50 employees, including cash and restricted stock awards for Messrs. Hatton, McGeeney, Davis, Robertson and Kramer, as detailed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and the January 12, 2007 grants of the “Grants of Plan-Based Awards” Table, respectively. These awards were granted to recognize the recipients as key employees and to motivate their ongoing development, commitment and leadership with the Company during a period of extraordinary challenges in the markets faced by a number of the Company’s businesses, including the financial distress of the Company’s largest customer, the potential termination of several key contracts and substantial declines in market volumes. The amounts of stock and cash awarded were determined by the Committee after consideration of a number of factors, including the challenges of each executive’s assignments for 2007, the recommendations of the Company’s Chief Executive Officer and President and the overall competitiveness of each executive’s total compensation. The cash payments to these executive officers were subject to continued service or retirement through January 1, 2008 while the restricted stock grants to the named executive officers will vest 100% on the fourth anniversary of the grant date. These awards vest with the executive’s continued service over time, as distinguished from those that are more specifically tied to the Company’s financial performance. The President and Chief Executive Officer declined to participate in this program.

Performance-Based Incentive Compensation

The Company provided a 2007 performance-based incentive compensation plan for named executive officers and other executives with the exception of the President and Chief Executive Officer who declined to participate. The 2007 plan was designed to generate a bonus pool based upon the Company’s profit before tax and free cash flow as reported for 2006. This bonus pool was designed to be distributed to participants based upon the attainment of individual objectives which had been assigned at the beginning of the year. If all of the Company’s and the individual’s objectives were achieved, the bonus payments were targeted to approximate the 50th percentile of the relevant Survey Data for each executive, subject to certain other factors considered by the Committee in their discretion, including seniority with the Company, temporary increases or decreases in scope of responsibilities and the degree to which the Survey Data corresponded to the specific job responsibilities of each executive. The Company’s threshold performance targets required to generate a bonus pool, based upon profit before tax and free cash flow, were not achieved in 2006 and therefore no bonus payments were distributed under this plan to any of the named executive officers in 2007. However, the Company did achieve certain of the minimum profit before tax and free cash flow threshold performance targets required to generate a bonus pool for 2008, and bonus payments will be paid under the plan. In addition, the Committee has recommended the President and Chief Executive Officer for participation in the plan. It remains the Company’s compensation philosophy to tie incentive bonus compensation to individual performance goals that are tailored to reflect the challenges facing the Company including the achievement of specific profit before tax and free cash flow targets. The Company has consistently treated the financial details of such targets as proprietary, highly confidential business information.

Long-Term Stock-Based Incentives

The Company provides an Executive Long-Term Incentive Program (ELTIP) for its named executive officers and other corporate officers. This plan consists of both retention-based and performance-based restricted stock grants to be awarded in the first quarter of each year. Currently, it is the Committee’s approach to award 75% of the grants in the form of performance-based restricted stock to the named executive officers which vests in 25% annual increments after the achievement of certain performance goals. In 2007, these performance-based restricted stock grants will begin to vest only if the Company achieves a minimum, specified level of net income reportable over any period of four consecutive quarters no later than the third anniversary of the grant date. The remaining 25% percent of these awards vests in annual increments of one-third on each of the third, fifth and seventh anniversaries of the grant date, with the exception of the President and Chief Executive Officer, who received 100% performance-based grants. All awards of restricted stock include voting and dividend rights. The Committee believes that over time, this combination of retention-based and performance-based restricted stock awards will provide a substantial element of compensation based upon the future performance of the Company’s common stock and an immediate sense of share ownership, at an overall efficient cost to the Company. As a result, the Committee believes that these participants are more likely to successfully integrate the Company’s diverse businesses into a single operating culture that places high value on personal “ownership” of team goals.

The specific awards granted to the named executive officers in 2007 under the ELTIP were granted on March 1, 2007, as detailed in the “Grants of Plan-Based Awards” Table. In determining the size and specific allocations of retention-based and performance-based restricted stock, the Committee considered the relative responsibilities of each named executive officer, the Survey Data, the obstacles to and opportunities for achieving the Company’s long-term goals, the perceived value of immediate ownership conveyed by restricted shares, the relative compensation expense of each form of incentive compensation and the value of relatively uniform grants to maximize the overall commitment of each named executive officer to a common set of team goals. Based upon these considerations, the Company’s officers were grouped into six target level “bands.” With respect to each band, the Committee developed a target number of total shares that approximated the 25th percentile of equity grants for the individuals in that band in comparison to the Survey Data, subject to certain other factors considered by the Committee in their discretion, including seniority with the Company, temporary increases or decreases in scale of responsibilities and the degree to which the Survey Data corresponded to the specific job responsibilities of each executive.

All restricted stock grants awarded to the named executive officers, including the President and Chief Executive Officer, have been recommended by the Committee and approved by the full Board of Directors. In 2005 and 2006, certain restricted stock grants to the President and Chief Executive Officer, at his request, were also contingent upon the achievement of certain minimum, reported net income targets which would require a substantial improvement over the Company’s historical financial performance as further described in footnotes 10 and 11 to the “Outstanding Equity Awards at Fiscal Year End 2007” Table.

Ownership Guidelines

The Company has adopted equity ownership targets for each named executive officer and other executives to maintain a significant personal ownership stake in the Company. The Committee believes that such ownership will foster the long-term growth and success of the Company by aligning the personal financial goals of its executives with the long-term performance of the Company’s common stock. The ownership guidelines developed by the Committee provide for acquisition of the ownership stake over a five year period, with the achievement of these ownership goals to be reviewed annually. The named executive officers are expected to maintain beneficial equity interests as follows:

Name	Position	Ownership Equal To
Jeffrey T. Gill	President and Chief Executive Officer	Ten Times Annual Salary

T. Scott Hatton	Vice President, CFO and Acting President of Electronics Group	Two Times Annual Salary

John R. McGeeney	General Counsel and Corporate Secretary	Two Times Annual Salary

Richard L. Davis	Senior Vice President	Two Times Annual Salary

G. Darrell Robertson	Vice President, Sypris Solutions, & President, Sypris Data Systems	Two Times Annual Salary

Underwater Stock Option Exchange Offer

In order to enhance the incentive value of the Company’s equity compensation programs and to reduce the Company’s “overhang” of issued but unexercised stock options without incurring additional compensation expense, the Company offered all employees the right to participate in the 2007 Stock Option Exchange Program (the “Program”). A total of 59 employees participated in the Program, and 1,101,655 underwater stock options were exchanged for 374,529 new options and 159,974 new shares of stock having an equal “fair value” pursuant to the applicable accounting rules under SFAS 123(R), which governs the accounting for the compensation expense of stock options. As a result, the Company’s overhang of outstanding, but unexercised options was reduced by 727,126 (in addition to 150,500 unvested “target price” options which were surrendered as a precondition to participation in the Program). This Program, which was registered as an exchange offer with the Securities and Exchange Commission, allowed each participant, including each of the named executive officers, to surrender their vested “underwater” stock options in exchange for either new, vested stock options or new, vested shares of stock. The new options are exercisable at $7.90 per share, the closing price on the last business day prior to the date on which the offer was made. The details of the named executive officers’ participation in the Program are detailed in the “Grants of Plan Based Awards” Table.

Special Awards of Cash, Stock Options and Restricted Stock

The Committee also believes that special, unexpected awards of stock options or restricted stock can further the Company’s long-term goals by rewarding individual or team achievements, providing incentives for superior results and recruiting or retaining key employees needed to accomplish those goals. Accordingly, the Committee will grant, or recommend that the full Board grant, special awards of cash, stock options or restricted stock:

•	as a hiring bonus where competitive data and the recruiting circumstances support such awards;

•	as a reward to individuals who have performed at higher levels of commitment, leadership or other measures of success;

•	as an efficient incentive to motivate the ongoing development, commitment and leadership of the Company’s key employees;

•	as a supplement to the existing rights of the Company’s executives, where appropriate on a cost neutral basis, to enhance the incentives associated with existing equity grants.

The award levels for these special cash or equity grants are primarily based on the judgment and experience of the Committee that such awards are appropriate under the circumstances, including the consideration, of such factors as competitive market data, the grantee’s scope of responsibility within the Company, the existence of unusual challenges or obstacles to the Company’s or the participant’s successful performance, or demonstrated superior achievement. These special awards are granted to and received by the employee on the date of hire, promotion of the employee or on other award dates determined by the Committee. Grants to executive officers are recommended by the Committee and approved by the full Board of Directors. The Compensation Committee has the authority to grant cash, stock options and restricted stock to other executives and key employees and, beginning in 2008, has delegated authority to the President and Chief Executive Officer to grant to non-executive employees up to 100,000 stock options in the aggregate, not to exceed 10,000 options for any individual and up to 35,000 shares of restricted stock, not to exceed 3,500 for any individual, in any one calendar year.

In August of 2007, the Committee approved special cash bonus awards to Jeffrey T. Gill, T. Scott Hatton and John R. McGeeney, as well as other key employees who had participated in the Company’s efforts to resolve substantial claims in connection with the bankruptcy estate of Dana Corporation, the Company’s largest customer. Mr. Gill, Mr. Hatton and Mr. McGeeney each received a special cash award of $75,000. The Committee chose to award equal amounts to each of these named executive officers to acknowledge the team effort that was required to obtain a favorable outcome for the Company.

Retirement Benefits

One named former executive officer, John M. Kramer, is receiving a pension of $59,011 annually, with an aggregate present value of $657,391. There are no other named executive officers or corporate officers participating in defined benefit pension plans.

Perquisites and Other Personal Benefits

The Company provides several benefits to its named executive officers and other executives that are not available to all other employees and may be considered perquisites or other personal benefits. The Company and the Committee believe these programs are reasonable and consistent with the goal of the overall compensation program to better enable the Company to attract and retain superior employees for key leadership positions.

The named executive officers and other executives are provided use of Company automobiles. The Company pays premiums for group term life insurance for the President and Chief Executive Officer and all other named executive officers. The Company pays premiums for executive life insurance for the President and Chief Executive Officer and three other named executive officers. The Company pays premiums for long-term disability coverage for the President and Chief Executive Officer and one other named executive officer. The Company also pays premiums for long-term care insurance for the President and Chief Executive Officer and his spouse.

The Company does not provide corporate aircraft services, club reimbursements, tax preparation or other such personal services, deferred compensation programs or supplemental retirement benefits as part of its executive compensation program. However, the Company does provide a variety of smaller, routine perquisites, including complimentary or discounted food, drink, entertainment, clothing, gifts or similar benefits which in the aggregate are not estimated to exceed $1,500 in value per year.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that for 2007, all compensation paid under the management incentive plans is fully deductible for federal income tax purposes.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of SFAS 123(R).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Robert Sroka, Chairman

John F. Brinkley

William L. Healey

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of the Company’s President and Chief Executive Officer, Vice President and Chief Financial Officer and three other most highly compensated executive officers who served in such capacities as of December 31, 2007, as well as one former executive officer who retired in July, 2007 (the “named executive officers”), for services rendered to the Company during the past fiscal year.

“Total” compensation, as reported in column (j) of the Summary Compensation Table, reflects the dollar amount of equity awards granted to named executive officers in 2007 as recognized for financial statement reporting purposes. This includes annual amortizations in 2007 of various equity grants made in 2007 as well as in prior years. “Total” compensation does not include amortizations for certain awards of performance based restricted stock which are not yet reportable under SFAS 123(R), including 100% of the restricted stock awards to Mr. Gill. As a result, the named executive officers’ base salaries ranged from approximately 37% to 80% of their “total” compensation. The combination of bonuses (including hiring bonuses) and incentive cash compensation ranged from approximately 4% to 29% of the total compensation of the named executive officers in 2007. These percentages were significantly affected by a number of factors, such as retirement-related equity expenses (and relatively small cash bonuses) for Mr. Kramer, the cash and equity grants awarded to Mr. Hatton when he was initially hired and the fact that none of Mr. Gill’s performance-based equity grants are included in this table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(3)	(g)(4)	(h)(5)	(i)(6)	(j)
J. T. Gill, President and	2006	543,269	—	—	16,695	—	—	39,717	599,681
Chief Executive Officer	2007	550,000	75,000	—	19,975	—	—	44,731	689,706

T. S. Hatton, Vice	2006	319,615	100,000	144,992	8,422	—	—	44,885	617,914
President & CFO	2007	335,962	125,000	159,320	10,076	100,000	—	38,246	768,605

J. R. McGeeney,	2006	—	—	—	—	—	—	—	—
General Counsel & Secretary	2007	275,962	75,000	85,733	10,076	75,000	—	30,393	552,164

R. L. Davis, Senior Vice	2006	275,962	—	38,062	8,422	—	—	26,567	349,012
President	2007	290,962	—	69,270	37,867	30,000	—	31,418	459,517

G. D. Robertson, Vice	2006	—	—	—	—	—	—	—	—
President	2007	249,010	—	115,354	37,624	20,000	—	31,270	453,259
	Former Executives

J. M. Kramer,	2006	365,000	—	55,231	8,422	—	97,069	21,742	547,463
Group Vice President	2007	212,858	—	270,789	(8,422)	30,000	41,531	22,037	568,793

(1)	The amounts in column (d) reflect Mr. Hatton’s hiring bonus payments of $100,000 in 2006 and $50,000 in 2007, as well as Messrs. Gill’s, Hatton’s and McGeeney’s special bonus payments of $75,000, in 2007, in connection with their efforts throughout the bankruptcy proceedings of Dana Corporation, the Company’s largest customer. A more complete discussion of these bonuses can be found in the sections entitled “Compensation Discussion and Analysis (Salary and Hiring Bonuses)” and “Compensation Discussion and Analysis (Special Awards of Cash, Stock Options and Restricted Stock).”

(2)

The amounts in column (e) reflect the dollar amounts recognized for financial statement reporting purposes for the 2006 and 2007 fiscal years, in accordance with SFAS 123(R), of restricted stock awards pursuant to the 2004 Sypris Equity Plan and therefore may include amounts from awards granted in prior periods. With respect to Mr. Gill, the Company has determined that the performance target goals in his performance-based restricted stock are not sufficiently probable to result in the recognition of compensation expense pursuant to the SFAS 123(R). Assumptions used in the calculation of these amounts are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about March 10, 2008.

(3)	The amounts in column (f) reflect the dollar amounts recognized for financial statement reporting purposes for the 2006 and 2007 fiscal years, in accordance with SFAS No. 123(R), of stock option awards pursuant to the 2004 Sypris Equity Plan and the 1994 Stock Option Plan for Key Employees and thus include amounts from awards granted in prior periods. Assumptions used in the calculation of these amounts are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about March 10, 2008. Mr. Kramer has a negative dollar value due to the forfeiture of stock options as a result of his retirement in July of 2007.

(4)	The amounts in column (g) reflect the dollar amounts of certain retention-based incentive cash awards granted to employees in January of 2007, subject to their continued services or retirement through the end of 2007. A more complete discussion of this program can be found in the section entitled “Compensation Discussion and Analysis (Retention-Based Incentives).”

(5)	The amounts in column (h) for 2007 are comprised of $22,803 in pension plan payments received by Mr. Kramer plus $18,728, representing the year-over-year change in the present value of accumulated benefits between November 2006 and November 2007. For 2006, $97,069 represents the year-over-year change in the present value of accumulated benefits between November 2005 and November 2006. A more complete discussion of the assumptions used in the calculations of these amounts for 2007 can be found in the narrative following the “Pension Benefits For 2007” Table.

(6)	The amounts in column (i) include the aggregate dollar amounts of all perquisites and other compensation offered by the Company which included auto leases for personal and business use (for each named executive officer), premiums on executive life insurance (for Messrs. Gill, Hatton, Davis and Robertson), premiums on long-term disability coverage (for Messrs. Gill and Hatton,) long-term care insurance (for Mr. Gill and his spouse), vacation termination in 2007 (for Mr. Kramer), relocation expenses for Mr. Hatton in 2006, a portion of one vacation trip for Mr. Davis in 2006 and a variety of smaller, routine perquisites, including complimentary or discounted food, drink, entertainment, clothing, gifts or similar benefits which in the aggregate do not exceed $1,500 in value per year. These perquisites and personal benefits, together with all other compensation listed in column (i), for all of the named executive officers totaled approximately $198,095, or 6% of their total compensation, in the aggregate in 2007 and approximately $132,911, or 6% of their total compensation in the aggregate in 2006.

GRANTS OF PLAN BASED AWARDS IN 2007

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Target (#)
(a)	(b)	(g)(1)	(i)		(j)(2)	(k)(3)	(l)
J. T. Gill	03/01/2007	56,309	—		—	—	344,048
	05/14/2007	—	—		41,685	7.90	113,191	(6)

T. S. Hatton	01/12/2007	—	32,500	(4)	—	—	221,000
	03/01/2007	—	5,936	(5)	—	—	36,269
	03/01/2007	17,809	—		—	—	108,813
	05/14/2007	—	4,949	(2)	—	—	39,097	(6)

J. R. McGeeney	01/12/2007	—	25,000	(4)	—	—	170,000
	03/01/2007	—	5,936	(5)	—	—	36,269
	03/01/2007	17,809	—		—	—	108,813
	05/14/2007	—	—		55,814	7.90	140,177	(6)

G. D. Robertson	01/12/2007	—	7,500	(4)	—	—	51,000
	03/01/2007	—	3,731	(5)	—	—	22,796
	03/01/2007	11,194	—		—	—	68,395
	5/14/2007	—	10,966	(2)	—	—	86,631	(6)

R. L. Davis	01/12/2007	—	15,000	(4)	—	—	102,000
	03/01/2007	—	5,936	(5)	—	—	36,269
	03/01/2007	17,809	—		—	—	108,813
	05/14/2007	—	—		27,240	7.90	68,413	(6)
Former Executives
J. M. Kramer	01/12/2007		10,000	(4)	—	—	68,000
	03/01/2007	—	5,936	(5)	—	—	36,269
	03/01/2007	17,809	—		—	—	108,813
	05/14/2007	—	8,135	(2)	—	—	64,267	(6)

(1)	Awards granted in column (g) reflect performance-based restricted stock awards granted under the 2004 Sypris Equity Plan and the Executive Long-Term Incentive Program (“ELTIP”). The performance-based restricted stock awards are contingent on the Company’s achievement of a minimum reportable net income over four consecutive fiscal quarters between the grant date and March 1, 2010. The award will vest in 25% increments on the first, second, third and fourth anniversary of the quarter end in which the goal has been achieved. The terms of these grants include immediate voting rights and non-preferential cash dividends. A more complete discussion of this program can be found in the section entitled “Compensation Discussion and Analysis (Long-Term Stock-Based Incentives).”

(2)	Awards granted in column (j) and a portion of the awards reported in column (i) reflect new stock option awards and fully vested shares of stock, respectively, granted under the 2004 Sypris Equity Plan and 2007 Stock Option Exchange Program (“Program”). The new option awards are fully vested and expire four years from the anniversary of the grant date. A more complete discussion of this program can be found in the section entitled “Compensation Discussion and Analysis (Underwater Stock Option Exchange Offer).” The chart below shows the number of vested underwater stock options surrendered in exchange for the new grants of stock options and shares of stock under the Program.

Participant	Common Stock Awards	New 4 Year Option Awards	Vested Stock Options Surrendered	Grant Date Fair Value of Stock Awards and Option Awards
J. T. Gill	—	41,685	70,000	$113,191
T. S. Hatton	4,949	—	20,000	$39,097
J. R. McGeeney	—	55,814	65,000	$140,177
R. L. Davis	—	27,240	48,000	$68,413
G. D. Robertson	10,966	—	76,700	$86,631
J. M. Kramer	8,135	—	54,000	$64,267

(3)	The exercise prices listed in column (k) reflect the closing value of the Company’s common stock on the last business day before the Company’s offering of its 2007 Stock Option Exchange Program. The options are fully vested and expire four years from the anniversary of the grant date. A more complete discussion of this program can be found in the section entitled “Compensation Discussion and Analysis (Underwater Stock Option Exchange Offer).”

(4)	Awards reflect restricted stock granted under the 2007 Special Incentive Award Program, which becomes 100% vested on the fourth anniversary of the grant date; the terms of these grants include immediate voting rights and non-preferential cash dividends. A more complete discussion of this program can be found in the section entitled “Compensation Discussion and Analysis (Retention-Based Incentive Compensation).”

(5)	Awards reflect restricted stock granted under the 2004 Sypris Equity Plan and the ELTIP which vest in one third increments on the third, fifth and seventh anniversary dates, respectively; the terms of these grants include immediate voting rights and non-preferential cash dividends. A more complete discussion of this program can be found in the section entitled “Compensation Discussion and Analysis (Long-Term Stock-Based Incentives).”

(6)	Awards of fully vested stock were granted in exchange for the surrender of vested options having an equal “fair value” pursuant to SFAS 123(R). As a result, the incremental fair value of these awards was zero. A more complete discussion of this program can be found in the section entitled “Compensation Discussion and Analysis (Underwater Stock Option Exchange Offer).”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexerciseable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units of Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Grant Date
(a)	(b)	(c)		(e)	(f)	(g)		(h)(9)	(i)		(j)(9)	(k)
J. T. Gill	41,685			7.90	5/14/2011							5/14/2007
		20,000	(1)	10.36	3/1/2012							3/2/2006
									20,000	(10)	122,000	8/1/2005
									20,000	(11)	122,000	3/2/2006
									56,309	(12)	343,485	3/1/2007

T. S. Hatton		12,500	(1)	10.36	3/1/2012							3/2/2006
						12,000	(4)	73,200				8/1/2005
						14,000	(6)	85,400				8/1/2005
						12,000	(5)	73,200				3/2/2006
						32,500	(7)	198,250				1/12/2007
						5,936	(8)	36,210				3/1/2007
									17,809	(12)	108,635	3/1/2007

J. R. McGeeney	55,814			7.90	5/14/2011							5/14/2007
		12,500	(1)	10.36	3/1/2012							3/2/2006
						9,000	(4)	54,900				8/1/2005
						9,000	(5)	54,900				3/2/2006
						25,000	(7)	152,500				1/12/2007
						5,936	(8)	36,210				3/1/2007
									17,809	(12)	108,635	3/1/2007

R. L. Davis	40,000			6.25	2/26/2009							2/27/2001
	7,995	5,330	(2)	8.25	2/24/2011							2/25/2003
	28,800	19,200	(3)	8.27	2/25/2011							2/26/2003
	27,240			7.90	5/14/2011							5/14/2007
		12,500	(1)	10.36	3/1/2012							3/2/2006
						9,000	(4)	54,900				8/1/2005
						9,000	(5)	54,900				3/2/2006
						15,000	(7)	91,500				1/12/2007
						5,936	(8)	36,210				3/1/2007
									17,809	(12)	108,635	3/1/2007

G. D. Robertson	10,000			6.25	2/26/2009							2/27/2001
	7,200	4,800	(2)	8.25	2/24/2011							2/25/2003
	12,600	8,400	(3)	8.27	2/25/2011							2/26/2003
		12,500	(1)	10.36	3/1/2012							3/2/2006
						6,000	(4)	36,600				8/1/2005
						5,000	(5)	30,500				3/2/2006
						7,500	(7)	45,750				1/12/2007
						3,731	(8)	22,759				3/1/2007
									11,194	(12)	68,283	3/1/2007
	Former Executives

J. M. Kramer		12,500	(1)	10.36	3/1/2012							3/2/2006
						13,500	(4)	82,350				8/1/2005
						12,000	(5)	73,200				3/2/2006
						10,000	(7)	61,000				1/12/2007
						5,936	(8)	36,210				3/1/2007
									17,809	(12)	108,635	3/1/2007

(1)	Stock option awards which vest 30%, 30% and 40% on March 2, 2009, March 2, 2010 and March 2, 2011, respectively.

(2)	Stock option awards which vest 20% on each of the second, third, fourth, fifth and sixth anniversary of the grant date, respectively, of the eight year option term. The remaining unvested stock options of the underlying award vest on February 25, 2008 and February 25, 2009.

(3)	Stock option awards which vest 20% on each of the second, third, fourth, fifth and sixth anniversary of the grant date, respectively, of the eight year option term. The remaining unvested stock options of the underlying award vest on February 26, 2008 and February 26, 2009.

(4)	Restricted stock awards which vest in one third increments on August 1, 2008, August 1, 2010 and August 1, 2012.

(5)	Restricted stock awards which vest in one third increments on March 2, 2009, March 2, 2011 and March 2, 2013.

(6)	Restricted stock awards which vest 30%, 30%, and 40% on the first, third, and fifth anniversary of the grant date. The remaining unvested stock award will vest on August 1, 2008 and August 1, 2010.

(7)	Restricted stock awards which are 100% vested on January 12, 2011.

(8)	Restricted stock awards which vest in one third increments on March 1, 2010, March 1, 2012 and March 1, 2014.

(9)	Market value of shares that have not vested in columns (h) and (j) was calculated using the closing stock price on December 31, 2007.

(10)	Performance-based restricted stock awards which vest 33%, 33%, and 34% on August 1, 2008, August 1, 2010, and August 1, 2012, respectively, if performance criteria is achieved.

(11)	Performance-based restricted stock awards which vest 33%, 33%, and 34% on March 2, 2009, March 2, 2011, and March 2, 2013, respectively, if performance criteria is achieved.

(12)	Performance-based restricted stock awards which vest in one fourth increments on the first, second, third, and fourth anniversary after the trigger date. A more complete discussion of this program can be found in the section entitled “Compensation Discussion and Analysis (Long-Term Stock-Based Incentives).”

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
(a)	(b)	(c)		(d)	(e)
J. T. Gill	—	—		—	—
T. S. Hatton	—	—		—	—
J. R. McGeeney	—	—		—	—
R. L. Davis	—	—		—	—
G. D. Robertson	—	—		—	—
Former Executives
J. M. Kramer	40,000	59,600	(1)	—	—

(1)	The value realized upon exercise in column (c) is market price on the date of the exercise less the exercise price multiplied by the number of shares acquired on exercise.

PENSION BENEFITS FOR 2007

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)		(d)	(e)
	Former Executives
J. M. Kramer	Sypris Technologies, Inc. Retirement Plan for Salaried and Non-Bargaining Unit Employees	26	(1)	$657,391	$22,803

(1)	Mr. Kramer served as an employee of the Company from 1986, when the Company acquired the predecessor to Sypris Technologies, Inc. through July 2007 when he retired. Thus, Mr. Kramer’s years of credited service with respect to the plan exceed his years of service with the Company but do not exceed his years of service with the predecessor employer.

The Company’s subsidiary, Sypris Technologies, Inc., maintains the Sypris Technologies, Inc. Retirement Plan for Salaried and Non-Bargaining Unit Employees, a defined benefit pension plan that covers employees whose wages and conditions of employment are not determined by a collective bargaining agreement. Effective January 1, 2003, accrued benefits for highly compensated employees were frozen under the plan. Accordingly, Mr. Kramer’s annual benefit is fixed at $59,011. The present value of accumulated benefits was calculated using a discount rate of 5.8 % and the combined mortality table issued by the IRS for 2008 funding purposes, consistent with the assumptions the Company used for financial reporting purposes.

2007 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	All Other Compensation		Total ($)
(a)(2)	(b)	(d)	(g)		(h)
J. F. Brinkley	22,871	34,279	—		57,150
W. G. Ferko	23,926	35,849	—		59,775
R. E. Gill(3)	—	—	328,420	(1)	328,420
R. S. Gill	60,525	—	—		60,525
W. L. Healey	33,871	34,279	—		68,150
S. R. Petersen	25,567	38,333	—		63,900
R. Sroka	62,775	—	—		62,775

(1)	The amount provided in column (g) represents the annual salary and the aggregate dollar amount of all perquisites for Mr. Robert E. Gill as an executive officer of the Company, which included auto leases for personal and business use and a variety of smaller, routine perquisites, including complimentary or discounted food, drink, entertainment, clothing, gifts or similar benefits which in the aggregate are estimated not to exceed $1,500 in value per year.

(2)

The Directors listed in column (a) had the following aggregate amounts of option awards outstanding at fiscal year end (Mr. Brinkley 17,743, Mr. Ferko 4,478, Mr. R. Scott Gill 68,636, Mr. Healey 40,282, Mr. Petersen 38,491 and Mr. Sroka 139,994). Messrs. Brinkley, Ferko, R.S. Gill, Healey, Petersen, Sroka also participated in the Company’s 2007 Stock Option Exchange Program. In each case, the participating director exchanged vested “unexercised” options for either new vested options or shares of stock with an incremental “fair value” of zero dollars, pursuant to SFAS 123(R). A more complete discussion of this program can be found in the section entitled “Compensation Discussion and Analysis (Underwater Stock

Option Exchange Offer).” The Chart below shows the number of underwater stock options surrendered in exchange for the new grants of common stock and stock options under the Program.

Participant	Common Stock Awards	New 4 Year Options Awards	Vested Stock Options Surrendered	Grant Date Fair Value of Stock Awards and Option Awards
J. F. Brinkley	10,979	12,961	32,851	$123,031
W. G. Ferko	16,430	—	36,776	$129,797
R. E. Gill	—	—	—	—
R. S. Gill	—	38,636	38,500	$108,200
W. L. Healey	8,218	20,282	48,500	$121,722
S. R. Petersen	36,631	—	107,336	$289,384
R. Sroka	2,603	93,405	100,482	$282,144

(3)	Robert E. Gill is the father of the Company’s president and chief executive officer Jeffery T. Gill. Mr. R.E. Gill does not receive compensation for his services as a director. However he is compensated as an executive officer of the Company and this compensation is included in column (h). Mr. R.E. Gill is not compensated by the Company for any consulting services nor does the Company make any charitable contributions on his behalf.

(4)	The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123(R) of common stock awards pursuant to the 2004 Sypris Equity Plan and the Directors Compensation Program. Because these awards consisted of fully vested shares, the amounts in column (d) are equal to the fair value of all shares awarded in 2007, valued at the closing price of the Company’s common stock as of the time of the award.

In 2007, non-employee directors (John F. Brinkley, William G. Ferko, R. Scott Gill, William L. Healey, Sidney R. Petersen and Robert Sroka) received an annual retainer. Beginning in 2007, the average annual retainer for each non-employee director is approximately $80,000, payable after each quarter, in equal installments in cash, or a combination of 40% cash and 60% stock, at each director’s election. In 2007, Messrs. R.S. Gill and Sroka elected to receive 100% of their compensation in the form of cash, while Messrs. Brinkley, Ferko, Healey and Petersen elected to receive 40% in cash and 60% in common stock (valued at the latest closing price available at the time of the award.)

All directors are reimbursed for travel and related expenses for attending Board and Committee meetings. In 2007, the Company held 3 meetings which required board members to travel. We also provide non-employee directors with travel accident insurance when on Company business.

Directors who are employees of Sypris or its affiliates are not eligible to receive compensation for services as a director.

Impact of Change in Control

Stock options and restricted stock awards under the 2004 Sypris Equity Plan, including the ELTIP awards to the named executive officers, are subject to accelerated vesting upon any change of control, pursuant to the terms of the Plan. The respective values of the unvested stock options and the unvested shares of restricted stock which would have become vested for the named executive officers in the event of a change in control, calculated as of December 31, 2007, would have been as follows: $587,485 for Mr. Gill, $611,495 for Mr. Hatton, $407,145 for Mr. McGeeney, and $346,145 for Mr. Davis, $203,893 for Mr. Robertson, and $361,395 for Mr. Kramer. For stock options, these valuations reflect (i) the number of each such individual’s unvested stock options on December 31, 2007, multiplied by (ii) the amount, if any, by which the Company’s stock price on the last trading day of 2007, December 31, exceeded the strike price of such options. For restricted stock, these valuations reflect (i) the number of each such individual’s unvested shares of restricted stock on December 31, 2007, multiplied by (ii) the Company’s stock price on the last trading day of 2007, December 31.

AVAILABILITY OF REPORT ON FORM 10-K

A stockholders’ letter and a copy of our Annual Report on Form 10-K, which together constitute our Annual Report to Stockholders, has been mailed concurrently with this Proxy Statement to stockholders entitled to notice of and to vote at the Annual Meeting. Such Annual Report is not incorporated into this Proxy Statement and shall not be considered proxy solicitation material. Stockholders may also request a copy of the Company’s Report on Form 10-K which may be obtained without charge by writing to John R. McGeeney, Secretary, Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

OTHER MATTERS

The Board of Directors does not intend to bring any other matter before the Annual Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Annual Meeting, the proxies will be voted with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares over the Internet or by telephone, or mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the Annual Meeting in the year 2009 must deliver the proposal to the Company’s corporate Secretary at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222:

•	Not later than November 29, 2008, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Act of 1934.

•

Stockholder proposals received after February 12, 2009, will be considered untimely, and the proxies solicited by Sypris for next year’s annual meeting may confer discretionary authority to vote on any such matters without a description of them in the Proxy Statement for that annual meeting.

John R. McGeeney

General Counsel and Secretary

March 20, 2008

[Sypris logo]

Sypris Solutions, Inc.

Suite 450

101 Bullitt Lane

Louisville, Kentucky 40222

Revocable Proxy for Annual Meeting of Stockholders to be held on April 22, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF SYPRIS SOLUTIONS, INC.

The undersigned appoints Robert E. Gill and Jeffrey T. Gill, and each of them, as proxies for the undersigned, with full power of substitution to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sypris Solutions, Inc. (the “Company”) to be held at 101 Bullitt Lane, Lower Level Seminar Room, Louisville, Kentucky on Tuesday, April 22, 2008, at 10:00 a.m. local time, or any adjournment thereof, as follows, hereby revoking any proxy previously given.

To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

•    FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL    •

You can now access your SYPRIS SOLUTIONS, INC. account online.

Access your Sypris Solutions, Inc. shareholder account online via Investor ServiceDirect® (ISD).

LaSalle, N.A. Transfer Agent for Sypris Solutions, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.lasalleshareholderservices.com

****TRY IT OUT****

www.lasallesheareholderservices.com/isd/

Investor ServicesDirect®

Available 24 hours per day, 7 days per week

Mark Here for Address Change or Comments. ☐

PLEASE SEE REVERSE SIDE

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS SUPPLIED, THE PROXY WILL BE VOTED “FOR” ALL THE NOMINEES LISTED IN ITEM 1.

1.	Election of the following Class III director nominees for three-year terms expiring in 2011:

	Nominees:	01 William G. Ferko	☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT
02 Jeffrey T. Gill
[03]		03 Sidney R. Petersen

The Board of Directors recommends a vote “FOR” all the above nominees.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME ON THE SPACE PROVIDED ABOVE.)

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

Date:	, 2008

SIGNATURE(S)

SIGNATURE(S)

Please sign as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

•    FOLD AND DETACH HERE    •

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Your vote is important. Casting your vote in one of the two ways described on this instruction card authorizes the proxies named on the front of this proxy card to vote all shares of Common Stock of Sypris Solutions, Inc. that you are entitled to vote.

Your Internet of telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/sypr Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

You can vote by phone or via the Internet at any time prior to 11:59 p.m. EDT on April 21, 2008. You will need the number printed in the box at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.

Choose MLinkSM For fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.lasalleshareholderservices.com/isd/ where step-by-step instructions will prompt you through enrollment.